Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	1 Sherwin Way	•	Cleveland, Ohio 44113	•	(216) 566-2000

The Sherwin-Williams Company Reports 2026 First Quarter Financial Results
CLEVELAND, April 28, 2026 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2026. All comparisons are to the first quarter of the prior year, unless otherwise noted.
SUMMARY

•Consolidated Net sales increased 6.8% to $5.67 billion in the quarter
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 2.4% in the quarter
•Diluted net income per share increased 7.5% to $2.15 per share in the quarter compared to $2.00 per share in the first quarter of 2025
◦Adjusted diluted net income per share increased 4.4% to $2.35 per share in the quarter compared to $2.25 per share in the first quarter of 2025
•Net income increased 6.1% in the quarter to $534.7 million, or 9.4% of Net sales
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 8.8% to $998.2 million, or 17.6% of Net sales
•Reaffirming full year 2026 diluted net income per share guidance in the range of $10.70 to $11.10 per share, including Valspar acquisition-related amortization expense of $0.80 per share
◦Reaffirming full year 2026 adjusted diluted net income per share guidance in the range of $11.50 to $11.90 per share
CEO REMARKS

“Sherwin-Williams delivered strong sales in a quarter characterized by heightened global uncertainty and continued demand softness in most end markets,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Our growth investments and relentless focus on new accounts and share of wallet continued to yield results, as sales exceeded guidance on a consolidated basis and in all three reportable segments. Gross margin expanded, inclusive of the dilutive impact of the Suvinil acquisition. Against a challenging prior year comparison, SG&A increased by a mid-single digit percentage, excluding the expected headwinds from Suvinil, non-annualized operating costs and depreciation related to our new buildings and foreign currency translation. Our expectation of a low-single digit percentage increase in SG&A for the full year remains unchanged. Net income, adjusted earnings per share and EBITDA all increased over the prior year quarter. Our global team continues to execute our strategy, delivering reliability and consistency for our customers while focusing on what we can control.”

FIRST QUARTER CONSOLIDATED RESULTS
(in millions, except per share data)

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Net sales	$5,666.9	$5,305.7	$361.2	6.8%
Income before income taxes	$679.8	$653.0	$26.8	4.1%
Percent to Net sales	12.0%	12.3%
Net income per share - diluted	$2.15	$2.00	$0.15	7.5%
Adjusted net income per share - diluted	$2.35	$2.25	$0.10	4.4%
Consolidated Net sales increased primarily due to higher Net sales in all reportable segments, inclusive of the October 2025 acquisition of Suvinil and a 1.7% impact from favorable foreign currency translation.
Income before income taxes increased primarily due to higher Net sales and moderating raw material costs, partially offset by an increase in employee-related and marketing costs to support higher Net sales, incremental selling, general and administrative (SG&A) expenses associated with Suvinil and higher costs in the Administrative function related to the new global headquarters and technology center as well as interest expense attributable to an increase in short-term borrowings and long-term debt.
Diluted net income per share included a charge of $0.20 and $0.19 per share for Valspar acquisition-related amortization expense in the first quarter of 2026 and 2025, respectively. In the first quarter of 2025, diluted net income per share also included a charge of $0.06 per share related to severance and other restructuring expenses.
FIRST QUARTER SEGMENT RESULTS
(in millions)

Paint Stores Group (PSG)

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Net sales	$3,049.9	$2,939.8	$110.1	3.7%
Same-store sales (1)	2.4%	1.2%
Segment profit	$558.8	$541.2	$17.6	3.3%
Reported segment margin	18.3%	18.4%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a low-single digit percentage, as well as low-single digit percentage sales volume growth. Net sales increased in all but one professional customer end market, led by a double-digit percentage increase in protective and marine and a mid-single digit percentage increase in residential repaint and commercial. New residential decreased by a low-single digit percentage, as expected. Segment profit increased primarily due to higher Net sales, partially offset by increased costs to support higher sales, including investment in additional sales reps and marketing and advertising, and costs associated with new store openings.

Consumer Brands Group (CBG)

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Net sales	$908.3	$762.2	$146.1	19.2%
Segment profit	$197.2	$131.9	$65.3	49.5%
Reported segment margin	21.7%	17.3%
Adjusted segment profit (1)	$212.8	$162.7	$50.1	30.8%
Adjusted segment margin	23.4%	21.3%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and severance and other restructuring expenses. In CBG, Valspar acquisition-related amortization expense was $15.6 million and $15.4 million in the first quarter of 2026 and 2025, respectively, and severance and other restructuring expenses were $15.4 million in the first quarter of 2025.
Net sales in CBG increased primarily as a result of the acquisition of Suvinil, a 2.4% impact from favorable foreign currency translation and increased Net sales in Europe. These increases were partially offset by soft DIY demand in North America, which decreased Net sales by a low-single digit percentage. Segment profit increased primarily due to higher Net sales, global supply chain efficiencies and foreign currency transaction gains, partially offset by an increase in costs to support higher sales, including higher employee-related and marketing costs, and incremental SG&A expenses associated with Suvinil. Adjusted segment profit increased for these same reasons, excluding the expenses associated with targeted restructuring actions in the first quarter of 2025.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 170 basis points in the first quarter of 2026 as compared to 200 basis points in the first quarter of 2025. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 200 basis points in the first quarter of 2025.

Performance Coatings Group (PCG)

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Net sales	$1,705.8	$1,602.0	$103.8	6.5%
Segment profit	$232.4	$212.7	$19.7	9.3%
Reported segment margin	13.6%	13.3%
Adjusted segment profit (1)	$281.5	$264.7	$16.8	6.3%
Adjusted segment margin	16.5%	16.5%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and severance and other restructuring expenses. In PCG, Valspar acquisition-related amortization expense was $49.1 million and $48.1 million in the first quarter of 2026 and 2025, respectively, and severance and other restructuring expenses were $3.9 million in the first quarter of 2025.
Net sales in PCG increased primarily as a result of a 4.1% impact from favorable foreign currency translation and low-single digit percentage sales volume growth. Net sales increased in certain business units led by Automotive Refinish, which increased by a double-digit percentage, General Industrial and Packaging, which increased by high-single digit percentages, and Coil, which increased by a mid-single digit percentage. Segment profit increased primarily due to higher Net sales and foreign currency transaction gains, partially offset by an increase in employee-related costs to support higher sales. Adjusted segment profit increased for these same reasons, excluding the expenses associated with targeted restructuring actions in the first quarter of 2025.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 290 basis points in the first quarter of 2026 as compared to 300 basis points in the first quarter of 2025. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 20 basis points in the first quarter of 2025.

LIQUIDITY AND CASH FLOW

The Company generated $139.1 million in Net operating cash and returned cash of $772.7 million to our shareholders in the form of dividends and repurchases of 1.6 million shares of its common stock during the first quarter of 2026. At March 31, 2026, the Company had remaining authorization to purchase 28.0 million shares of its common stock through open market purchases.
2026 GUIDANCE

	Second Quarter	Full Year
	2026	2026
Net sales	Up mid-single digit %	Up low to mid-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.70	-	$11.10
Adjusted diluted net income per share (1)		$11.50	-	$11.90
(1)    Excludes $0.80 per share of Valspar acquisition-related amortization expense.

“We continue to expect little to no recovery in most end markets this year, given current customer sentiment and the leading indicators we monitor. Geopolitical events are adding further demand uncertainty, along with potential inflation related to raw materials, energy, logistics and packaging. In this environment, we continue to focus on securing incremental volume, balanced with appropriate and decisive pricing and cost-out actions to maintain the products, services and supply solutions that drive productivity and profitability for our customers. Specifically, we are continuing to implement targeted price increases by end market and geography across all of our businesses. Based on these increases, we expect consolidated price/mix for the year to move upward to the high end of our prior low-single digit range guidance. We are actively working to limit these increases for our customers by accelerating meaningful and aggressive cost reduction actions. At the same time, we expect continued volatility in the raw material environment as the year progresses, and we are prepared to implement additional increases if necessary.
“For the second quarter of 2026, we expect consolidated Net sales will be up a mid-single digit percentage compared to the second quarter of 2025. For the full year 2026, we are reaffirming our previous guidance. We expect consolidated Net sales to be up by a low to mid-single digit percentage compared to 2025, and we expect adjusted diluted net income per share to be in the range of $11.50 to $11.90 per share, an increase of 2.4% at the midpoint compared to 2025. We expect to provide an update on our full year guidance when we report our second quarter results in July.”
CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2026, at 10:00 a.m. EDT on Tuesday, April 28, 2026. Heidi G. Petz, Sherwin-Williams’ Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q1 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot®, Suvinil® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may relate to, among other things, anticipated future performance (including sales and earnings), expected growth, and future business plans. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would” or the negative thereof or comparable terminology.
Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); disruptions to our information technology systems, including due to digitization efforts or cybersecurity incidents; our ability to attract, retain, develop and progress a qualified global workforce; the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; our ability to successfully integrate past and future acquisitions, into our existing operations; risks and uncertainties associated with our expansion into and our operations in South America, Asia, Europe and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing and changes in carbon markets and carbon accounting rules; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 and our other reports filed with the SEC.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$5,666.9	$5,305.7
Cost of goods sold	2,886.4	2,746.6
Gross profit	2,780.5	2,559.1
Percent to Net sales	49.1%	48.2%
Selling, general and administrative expenses	1,969.6	1,793.8
Percent to Net sales	34.8%	33.8%
Other general expense - net	6.3	8.9
Interest expense	131.6	103.8
Interest income	(2.8)	(3.3)
Other (income) expense - net	(4.0)	2.9
Income before income taxes	679.8	653.0
Income taxes	145.1	149.1
Net income	$534.7	$503.9

Net income per common share:
Basic	$2.18	$2.02
Diluted	$2.15	$2.00

Weighted average shares outstanding:
Basic	245.7	249.4
Diluted	248.1	252.5

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2026		2025
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended March 31:
Paint Stores Group	$3,049.9	$558.8	$2,939.8	$541.2
Consumer Brands Group	908.3	197.2	762.2	131.9
Performance Coatings Group	1,705.8	232.4	1,602.0	212.7
Administrative	2.9	(308.6)	1.7	(232.8)
Consolidated totals	$5,666.9	$679.8	$5,305.7	$653.0

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$216.9	$199.8
Accounts receivable, net	3,192.1	2,813.1
Inventories	2,473.2	2,515.2
Other current assets	617.5	511.6
Total current assets	6,499.7	6,039.7
Property, plant and equipment, net	4,205.9	3,663.4
Goodwill	8,003.4	7,708.4
Intangible assets	3,885.6	3,493.4
Operating lease right-of-use assets	2,007.4	1,972.9
Other assets	1,776.7	1,758.3
Total assets	$26,378.7	$24,636.1

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$2,376.6	$1,798.5
Accounts payable	2,603.4	2,512.9
Compensation and taxes withheld	592.0	566.7
Accrued taxes	271.7	225.9
Current portion of long-term debt	0.1	1,150.8
Current portion of operating lease liabilities	484.7	470.1
Other accruals	1,206.1	1,151.8
Total current liabilities	7,534.6	7,876.7
Long-term debt	9,323.1	7,827.1
Postretirement benefits other than pensions	131.6	120.7
Deferred income taxes	765.4	586.0
Long-term operating lease liabilities	1,602.2	1,573.4
Other long-term liabilities	2,590.7	2,522.1
Shareholders’ equity	4,431.1	4,130.1
Total liabilities and shareholders’ equity	$26,378.7	$24,636.1

Reconciliation of Non-GAAP Financial Measures

Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

				Year Ending
	Three Months Ended			December 31, 2026
	March 31, 2026			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$2.15	$10.70	$11.10

Acquisition-related amortization expense (2)	$.26	$.06	.20	.80	.80

Adjusted diluted net income per share			$2.35	$11.50	$11.90

	Three Months Ended			Year Ended
	March 31, 2025			December 31, 2025
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.00			$10.26

Acquisition-related amortization expense (2)	$.25	$.06	.19	$1.03	$.25	.78
Severance and other restructuring expenses	.08	.02	.06	.44	.10	.34
Trademark impairment	—	—	—	.07	.02	.05

Adjusted diluted net income per share			$2.25			$11.43
(1) The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income as an indicator of operating performance. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
Three Months
Ended
March 31, 2026
Net income	$534.7
Interest expense	131.6
Income taxes	145.1
Depreciation	98.3
Amortization	88.5
EBITDA	$998.2

Three Months
Ended
March 31, 2025
Net income	$503.9
Interest expense	103.8
Income taxes	149.1
Depreciation	79.9
Amortization	81.0
EBITDA	$917.7
Severance and other restructuring expenses	19.3
Adjusted EBITDA	$937.0

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended
	March 31,
	2026	2025
Depreciation	$98.3	$79.9
Capital expenditures	138.3	189.3
Cash dividends	197.1	200.4
Amortization of intangibles	88.5	81.0

Significant components of Other general expense - net:
Provisions for environmental related matters - net	$0.1	$3.1
Gain on sale or disposition of assets	(1.9)	(2.1)
Other	8.1	7.9

Significant components of Other (income) expense - net:
Investment losses (gains)	$3.3	$(3.2)
Foreign currency transaction related (gains) losses - net	(5.8)	10.0
Other (1)	(1.5)	(3.9)

Store Count Data:
Paint Stores Group - net new stores	(6)	18
Paint Stores Group - total stores	4,847	4,791
Consumer Brands Group - net new stores	1	6
Consumer Brands Group - total stores	308	340
Performance Coatings Group - net new branches	—	—
Performance Coatings Group - total branches	317	324

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.